Exhibit 99.1

Hubbell Incorporated Completes Acquisition of DMC Power

SHELTON, CT. (October 1, 2025) - Hubbell Incorporated (NYSE: HUBB) (“Hubbell”) today announced that it has completed its acquisition of DMC Power, LLC (“DMC Power”) from an affiliate of Golden Gate Capital. Hubbell financed the acquisition and related transactions with net proceeds from borrowings under a new unsecured term loan facility in the aggregate principal amount of $600 million and issuances of commercial paper.

DMC Power is a designer and manufacturer of connector technology systems for high voltage power infrastructure with over 350 employees and two manufacturing facilities in Carson, CA and Olive Branch, MS, along with multiple distribution facilities located across North America.

About Hubbell

Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2024 revenues of $5.6 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.